Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in U.S. Energy Corp.’s Registration Statements on Form S-3 (No. 333-248906), Form S-1 (Nos. 333-220363 and 333-249738) and Form S-8 (Nos. 333-108979, 333-166638, 333-180735, and 333-183911) of our report dated December 9, 2020, relating to the Statement of Revenue and Direct Operating Expenses of the FieldPoint Properties for the Year Ended December 31, 2019, which appears in this Current Report on Form 8-K/A.

/s/ Plante & Moran, PLLC

Denver, Colorado
December 9, 2020